Exhibit 10.1

RELEASE OF ALL CLAIMS

This Release of All Claims (“Release”) is made and entered into by and between Gary W. Banbury (hereinafter sometimes referred to as “Employee”), and Allied Nevada Gold Corporation (hereinafter sometimes referred to as the “Company”).

WITNESSETH:

WHEREAS, Employee’s employment with the Company terminated as a result of Employee’s voluntary resignation, and Employee and the Company desire to settle fully and finally all differences between them in connection with Employee’s departure from the Company. Consequently, in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, the value of which is hereby acknowledged, and to avoid unnecessary litigation, the parties agree as follows:

1) Releasees. As used in this Release, the term “Company Releasees” shall include the Company and each of the Company’s successors, assigns, heirs, agents, directors, board members, officers, employees, insurers, former employees, employee benefit plans and trusts, representatives, attorneys, parent or subsidiary entities, acquiring or acquired entities, related entities (and agents, directors, officers, employees, representatives and attorneys of such related entities), and all persons acting by, through, under or in concert with any of them.

As used in this Release, the term “Employee Releasees” shall include Employee and each of Employee’s assigns, heirs, agents, insurers, representatives, attorneys, related entities (and agents, directors, officers, employees, representatives and attorneys of such related entities), and all persons acting by, through, under or in concert with any of them.

2) No Admission of Liability. This Release and compliance with this Release shall not be construed as an admission by the Company or Employee of any liability whatsoever, or as an admission by the Company or Employee of any violation of the rights any person, violation of any order, law, statute, duty, or contract whatsoever against the Company, Employee, or any person.

3) Consideration. As consideration for this Release, the Company will pay Employee the following within 10 days of Employee signing this Release: $120,000.00 subject to normal taxes and $18,000.00 taxable for COBRA.

a) Adequacy of Consideration. Employee agrees that the consideration the Company is providing to Employee under this Release is sufficient, just and adequate. Employee will not seek any further compensation in connection with the matters encompassed in this Release.

b) Tax Issues. Employee is hereby advised that the severance amount is likely to be considered taxable income and subject to disclosure to the appropriate taxing authorities. Employee is hereby advised that he should consult a tax expert with any relevant tax questions. Employee agrees to pay federal or state taxes, if any, which are required by law to be paid with respect to this severance and Release. Employee further agrees to indemnify, defend and hold Releasees harmless from any claims, demands, deficiencies, levies, assessments, executions, judgments or recoveries by any governmental entity against Releasees for any amounts claimed due on account of this Release.

4) No Claims and Covenant Not to Sue. Employee represents that he has not filed any complaints, claims, charges, appeals, or actions against the Company Releasees with any state, federal, or local agency or court and that he will not do so at any time hereafter. Nothing in this Release shall be construed to prohibit Employee from filing a charge or complaint with the Equal Employment Opportunity Commission, the

National Labor Relations Board (NLRB), or any other federal, state or local agency charged with the enforcement of any employment laws, challenging the validity of this Release or participating in any investigation or proceeding conducted by such agency. With regard to the release of claims under the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (“OWBPA”), Employee may challenge the knowing and voluntary nature of this release as it extends to such age discrimination claims. However, Employee is hereby releasing and forever waiving any private right to sue. The Company similarly represents that it has not filed any complaints, claims, charges, appeals, or actions against the Employee Releasees with any state, federal, or local agency or court and that it will not do so at any time hereafter.

5) Confidential Information. Employee hereby represents and acknowledges that in the course of Employee’s employment with the Company, Employee has had access to and made use of certain confidential information of actual or potential independent economic value relating to the Company Releasees’ business (“Confidential Information”). Such confidential information includes, but is not limited to existing and contemplated services, programs, joint ventures, exploration programs, documentation and/or schematics; business, accounting and financial information and data; marketing plans and strategies; business proposals and communications; identities of existing investors; details of current mineral exploration land packages, technical reports/studies and associated technical data; and the identity of any persons or entities associated with or engaged as consultants, advisers, or agents. Such information is and shall be the property of the Company exclusively. Employee will not disclose or use any of the aforesaid confidential information, directly or indirectly.

6) Trade Secrets. Employee shall continue to keep secret and retain in the strictest confidence, and shall not disclose, publish, disseminate, or otherwise reveal or use, for the benefit of himself or others, any of the Company’s trade secrets, defined as information which: (a) derives economic value, actual or potential, from not being generally known to the public or readily ascertainable by other persons (outside the Company) who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality.

7) Company Property. Employee further represents that all of the Company’s property, including its files, records, documents, drawings, specifications, client lists, equipment, graphics, designs, and similar items, including any and all copies whether prepared by Employee or otherwise coming into Employee’s possession, shall remain the exclusive property of the Company Releasees and have not and will not be removed from the premises of the Company Releasees by Employee or Employee’s agent(s). With the exception of the Company iPad and iPhone which the Company allowed Employee to maintain as his personal property, Employee represents that all such property is no longer in his possession.

8) No Disparagement. Except as otherwise required by law, Employee agrees to refrain from any publication, oral, written or by implication, of a defamatory, disparaging or otherwise derogatory matter pertaining to the Company Releasees or to Employee’s employment relationship with the Company Releasees. Except as otherwise required by law, the Company agrees that, as a company, it will refrain from any publication, oral and/or written, of a defamatory, disparaging or of an untruthful nature pertaining to Employee and/or Employee’s employment with the Company. (Actions by individual Company employees in their private capacity and not on behalf of the Company which are inconsistent with this Paragraph will not amount to a breach of the Paragraph by the Company.)

9) Release. With the exception of any claim that the law precludes Employee from waiving by agreement, Employee irrevocably and unconditionally releases, acquits and forever discharges Releasees from any and all charges, complaints, claims, promises, agreements, controversies, liabilities, obligations, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney’s fees and costs actually incurred), of any nature whatsoever, known, whether based on contract, statute or common law, or unknown which arise from any and all events occurring on or before the date of this Release, including without limitation, all claims arising from actions or inactions by any of the Releasees. To the extent applicable law may prohibit a waiver of claims under a particular statute, Employee acknowledges that he has no valid claim under the statute. Employee does not waive or release any rights arising after the date of execution of this Release.

Similarly, with the exception of any claim that the law precludes the Company from waiving by agreement, the Company irrevocably and unconditionally releases, acquits and forever discharges the Employee Releasees from any and all charges, complaints, claims, promises, agreements, controversies, liabilities, obligations, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney’s fees and costs actually incurred), of any nature whatsoever, known, whether based on contract, statute or common law, or unknown which arise from any and all events occurring on or before the date of this Release, including without limitation, all claims arising from actions or inactions by any of the Employee Releasees. To the extent applicable law may prohibit a waiver of claims under a particular statute, the Company acknowledges that it has no valid claim under the statute. The Company does not waive or release any rights arising after the date of execution of this Release.

a) Additional Scope of Release as to Employee. In addition, and not by way of limitation, to the broad and general release set forth above, Employee specifically acknowledges and agrees that by executing this Release he is releasing any claims against Releasees for disability discrimination in violation of the Americans with Disabilities Act of 1990 (“ADA”) (42 U.S.C. §§ 12101), any violation of the Civil Rights Act of 1964 (42 U.S.C. §§ 2000e, et. seq.)(“Title VII”), the Equal Pay Act of 1963 (29 U.S.C. § 2006(d)), any claims under 42 U.S.C. Section 1981, claims under the Employee Retirement Income Security Act (“ERISA”), any claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), the Family and Medical Leave Act (29 U.S.C. § 2601, et. seq.)(“FMLA”), the Worker Adjustment Retraining and Notification Act, Nevada Revised Statutes §§ 613.310 to 613.430 (Employment Discrimination, Harassment and Retaliation); Nevada Revised Statutes §§ 608.005 to 608.195 (Payment and Collection of Wages and Penalties); Nevada Revised Statutes §§ 608.250 to 608.290 (Minimum Wage); Nevada Revised Statutes §§ 612.010 to 612.760 (Unemployment Compensation Law); Nevada Revised Statutes Chapters 616A to 616D (Nevada Industrial Insurance Act) and/or Chapter 617 (Nevada Occupational Diseases Act); Nevada Revised Statutes §§ 618.005 to 618.936 (Nevada Occupational Safety and Health Act); Nevada Genetic Information and Testing Law; Nevada Labor Relations Laws; any claims under any state law, statute or ordinance, including state equal opportunities for employment laws and fair employment and housing laws, any claims arising under the Fair Labor Standards Act (29 U.S.C. § 201, et. seq.) and any similar state statute, any wage, hour, tip or bonus claims arising under any federal, state or local law, any claim for retaliation, and any claims growing out of any legal restriction on the Company Releasees’ right to terminate or constructively terminate its employees including, but not limited to, contract, tort, public policy or wrongful discharge, which arise from any and all events occurring on or before the date of this Release. This release shall also include claims for interference with contract and/or prospective economic advantage and claims relating to or arising from any right to purchase, or actual purchase of equity or debt interests in the Company.

b) Waiver of Unknown Claims. Each party expressly waives all rights under Section 17.245 of the Nevada Revised Statutes, understanding and acknowledging the significance of such specific waiver of Section 17.245, which reads as follows:

When a release or a covenant not to sue or not to enforce judgment is given in good faith to one of two or more persons liable in tort for the same injury . . . : (a) It does not discharge any of the other tortfeasors from liability for the injury . . . unless its terms so provide, but it reduces the claim against the others to the extent of any amount stipulated by the release or the covenant, or in the amount of the consideration paid for it, whichever is the greater[.]

This release includes, without limitation, all claims which the party does not know or suspect to exist in his/its favor at the time he/it signs this Release.

c) Affirmations. Employee affirms that he reported all hours worked as of the date of this Release and has been paid, all compensation, including wages, overtime, bonuses, commissions, vacation pay, tips, penalties, fines, shares, stock options, and/or other benefits and compensation to which Employee may have been entitled. Employee agrees that the foregoing payment, along with any final wages paid to Employee, includes and exceeds all and other compensation due and payable to him through his last date of employment with the Company. Employee also affirms that he received all leave (paid or unpaid) to which he was entitled, and/or that he was not denied requested leave (paid or unpaid) to which he was entitled under the Family Medical Leave Act (FMLA), the Americans With Disabilities Act (ADA), or any other applicable federal, state, or local leave statute or law. Employee further affirms that he has no known workplace injuries or occupational diseases for which he has not filed a claim for workers’ compensation benefits. Further, Employee affirms that all of the Company’s decisions regarding Employee’s pay and benefits through the date of Employee’s separation of employment were not discriminatory based on age, disability, race, color, sex, religion, national origin, sexual orientation, Veteran status, or any other classification protected by law.

d) Mistake of Fact. Each party expressly assumes the risk of any mistake of fact in connection with the matters compromised herein or in regard to facts relating thereto which are now unknown. In this connection, each party acknowledges and waives any provisions of law or statute which limit in any way the giving of a general release.

10) Recitals. Employee understands and agrees that he:

a) Has carefully read and fully understands all of the provisions of this Release.

b) Is, through this Release, releasing the Company from any and all claims he may have against the Company.

c) Is knowingly and voluntarily agreeing to all of the terms set forth in this Release, and knowingly and voluntarily intends to be legally bound by the same.

d) Was advised and hereby is advised in writing to consider the terms of this Release and to consult with an attorney of his choice prior to executing this Release and has had a reasonable period of time to consult with his attorney prior to executing this Release. Employee understands and agrees that the terms of this Release were determined after negotiation, and as such, should not be strictly construed for or against any party.

e) Understands that rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.) that may arise after the date this Release is executed are not waived. Employee acknowledges that this release of claims is not requested in connection with an exit incentive program or other employment termination program offered to a group or class of employees within the meaning of OWBPA.

f) Has, by this Release and release, been advised to consult with an attorney of his choice before signing. Employee also understands that he has had at least twenty-one (21) full days to consider whether to sign this Release. Any changes to this Release, whether they are material or immaterial, do not restart the 21-day period. By signing on any date prior to the expiration of the 21-day period, Employee voluntarily elects to forego waiting 21 full days to sign the Release. Employee and the Company acknowledge and agree that for a period of seven (7) calendar days following his execution of this Release, Employee may revoke this Release, as it applies to claims under the ADEA and/or the OWBPA, by providing the Company with written notification of such revocation.

11) Effective Date. This Release shall become binding and effective as of the date and time Employee and the Company sign this Release, except for any age claims for which this Release shall become binding and effective after expiration of the seventh (7th) day after Employee signs this Release. Employee agrees that should he revoke his waiver/release of any claims or rights under the ADEA and/or the OWBPA that is contained in this Release, pursuant to Paragraph 10(f), he is only revoking the waiver/release of those claims and rights that arise under the ADEA and the OWBPA. All non-age claims, provisions, covenants and releases contained in this Release are not subject to being revoked after Employee signs below. Further, should Employee revoke his waiver of the applicable age claims, he understands that Employee will receive only 20% of the money and benefits to be paid under this Release, and Employee agrees that such reduced payment represents an appropriate amount to be paid for Employee’s release of all applicable non-age claims and other provisions of this Release. Further, should Employee revoke his release/waiver of the applicable age claims and rights, all of the remaining covenants, promises and consideration remain in effect.

12) Counterparts. This Release may be executed in counterparts, and each executed counterpart shall have the efficacy and validity of a signed original and with the same effect as if all parties hereto had signed the same document. All counterparts so executed shall be deemed to be an original, shall be construed together and shall constitute one Release. Photographic copies of such executed counterparts may be used in lieu of the original for any purpose.

13) Successors. This Release shall be binding upon the parties hereto and upon their heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of said parties and each of them and to their heirs, administrators, representatives, executors, successors, and assigns. Each party expressly warrants that he/it has not transferred to any person or entity any rights, causes of action, or claims released in this Release.

14) Governing Law and Consent to Personal Jurisdiction. The laws of the state of Nevada shall govern this Release. In any legal proceeding arising under this Release, venue shall be in Washoe County, Nevada, and Employee consents to personal jurisdiction in Nevada and Washoe County. The venue choice set forth herein shall not limit or restrict the Company’s right, at its sole discretion, to pursue the equitable, injunctive or specific performance remedies set forth in this Release in any jurisdiction or venue where Employee may be found or where a breach or threatened breach may or has occurred.

15) Waiver and Modification. A waiver by either party of any term, condition or provision of this Release shall not be construed as a waiver of any other or subsequent term, condition or provision. This Release may not be altered, amended or modified, or otherwise changed in any respect whatsoever, except by a subsequent writing executed by authorized representatives of the parties.

16) Representations. Each party represents and acknowledges that in executing this Release he/it does not rely and has not relied upon any representation or statement made by Releasees or by any of Releasees’ agents, attorneys, or representatives with regard to the subject matter of this Release, other than those specifically stated in this written Release.

17) Remedies and Relief. In addition to any remedies at law or equity that may be available to each party for any breach by the other party, the non-breaching party may also seek specific performance, seek appropriate injunctive relief to prevent a breach, and seek any other relief that may be available. Such relief shall be in addition to other remedies available and shall not constitute an election of remedies.

a) Costs and Attorneys’ Fees. In the event that a dispute under this Release arises, the prevailing party shall be entitled to recover its reasonable attorney’s fees and costs incurred in pursuing or defending the matter. Any violation of this Release that relates to Employee’s assertion of any right(s) under the ADEA or the OWBPA, shall not subject Employee to damages, costs or attorneys’ fees under this Release, except those authorized by statute.

18) Enforceability. If any provision of this Release is determined to be to be wholly or partially illegal, invalid, contrary to public policy or unenforceable, the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal, unenforceable, or invalid part, term, or provision shall be first amended to give it/them the greatest effect allowed by law and to reflect the intent of the parties. If modification is not possible, such term shall be severed from this Release.

19) Entire Release. Except for Employee’s Nondisclosure, Noncompetition, Nonsolicitation and Inventions Agreement with the Company, which is expressly incorporated by reference herein, this Release sets forth the entire agreement between the parties and fully supersedes any and all prior or contemporaneous agreements or understandings, written or oral, between the parties pertaining to the subject matter hereof.

20) Information to Prospective Employers. Prospective employers requesting employment information regarding Employee will be provided with neutral information concerning the dates of employment, job title and function.

21) Employment Benefits. With the exception of the $18,000.00 COBRA payment included herein, the Company shall not be obligated to continue and/or provide for, or pay, Employee’s existing health, dental, and life insurance or any other benefits from or after the date of Employee’s resignation. Employee may have the right to invoke the Consolidated Omnibus Budget Reconciliation Act of 1985, to continue certain benefits. If Employee desires to exercise such rights, he shall immediately notify Human Resources. A failure to do so may result in a loss of benefits. This Release shall not alter Employee’s statutory rights.

22) Pension Benefits. After the date of Employee’s resigation, no further contributions shall be made to the 401(k) or Profit-Sharing Plans or any other benefits plans, on behalf of Employee; however, he shall be entitled to receive any and all benefits that have vested in him solely as determined by the terms and conditions of the Plan and Trust Agreements.

THE SIGNATURES BELOW ACKNOWLEDGE THAT EACH PARTY HAS READ AND UNDERSTANDS THE FOREGOING PROVISIONS AND THAT SUCH PROVISIONS ARE REASONABLE AND ENFORCEABLE. EACH SIGNATURE BELOW ALSO ACKNOWLEDGES THAT EACH PARTY HAS SIGNED THIS RELEASE AS HIS/ITS OWN FREE AND VOLUNTARY ACT, AND THAT EACH PARTY ACKNOWLEDGES THIS IS AN IMPORTANT AND BINDING LEGAL CONTRACT WHICH SHOULD BE REVIEWED BY AN INDEPENDENT ATTORNEY.

Dated:	June 3 2013.	By:	/s/ Gary W. Banbury
Gary W. Banbury

Dated:	June 3 2013.	By:	/s/ Stephen M. Jones
Stephen M. Jones, EVP and CFO